Exhibit 3.187

CERTIFICATE OF FORMATION

OF

Peabody PowerTree Investments, LLC

1. The name of the limited liability company is Peabody PowerTree Investments, LLC.

2.	The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle_ The name of its registered agent at such address is The Corporation Trust Company.

3.	This Certificate of formation shall be effective on May 30, 2003.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of Peabody PowerTree Investments, LLC this 29th day of May, 2003.

/S/ JOSEPH W. BEAN
Joseph W. Bean, Esquire

STATE OF DELAWARE

CERTIFICATE OF CHANGE OF AGENT

AMENDMENT OF LIMITED LIABILITY COMPANY

The limited liability company organized and existing under the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

1. The name of the limited liability company is PEABODY POWERTREE INVESTMENTS, LLC

2. The Registered Office of the limited liability company in the State of Delaware is changed to 2711 Centerville Road, Suite 400 (street), in the City of Wilmington Zip Code 19808. The name of the Registered Agent at such address upon whom process against this limited liability company may be served is Corporation Service Company

By:	/s/ Kenneth L. Wagner
Authorized Person

Name:	Kenneth L. Wagner
Print or Type